Exhibit 23.2

Consent Of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements nos. 333-192719, and 333-192660 on Form S-8 of our reports dated February 27, 2014, with respect to the consolidated balance sheet of US Airways Group, Inc. and subsidiaries as of December 31, 2013, and the related consolidated statement of operations, comprehensive income, stockholders’ equity, and cash flows for the period from December 9, 2013 to December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013, which reports appear in the December 31, 2013 annual report on Form 10-K of American Airlines Group Inc.

/s/ KPMG LLP

Phoenix, Arizona
February 27, 2014